Exhibit 5.1

August 1, 2018

Strategic Education, Inc.

2303 Dulles Station Boulevard

Herndon, Virginia 20171

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Maryland counsel to Strategic Education, Inc., a Maryland corporation (formerly named Strayer Education, Inc., the “Company”), in connection with the registration of up to 1,462,717 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may be issued by the Company from time to time pursuant to the Company’s obligations under the Capella Education Company 2014 Equity Incentive Plan (the “2014 Plan”) and the Capella Education Company 2005 Stock Incentive Plan (together with the 2014 Plan, the “Equity Plans”), which obligations were assumed by the Company in connection with the merger (the “Merger”) of Sarg Sub Inc., a Minnesota corporation (“Merger Sub”) and a wholly-owned subsidiary of the Company, with and into Capella Education Company, a Minnesota corporation (“Capella”), pursuant to the Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and among the Company, Merger Sub and Capella.  The Shares are covered by the Registration Statement on Form S-8 (the “Registration Statement”) as filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined the Registration Statement, exclusive of the exhibits thereto and documents incorporated by reference therein, the Equity Plans and various other documents, corporate records (including, without limitation, certain actions of the board of directors of the Company), laws and regulations as we have deemed necessary for the purposes of giving the opinions set forth in this opinion letter.  Based upon that examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.                                      The Company is a corporation duly incorporated and validly existing as a corporation under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”).

2.                                      The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon the issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Equity Plans (as assumed by the Company pursuant to the Merger Agreement), the Shares will be legally issued, fully paid and non-assessable.

In giving the opinions set forth herein, we have made the following assumptions:

(a)                                 (i) All documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed by us had legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete.

(b)                                 At the time of issuance of any of the Shares, the Company will have a sufficient number of authorized but unissued shares of Common Stock pursuant to its charter for the issuance.

(c)                                  The Shares will be issued pursuant to options to acquire shares, restricted stock awards, stock appreciation right awards, or other stock-based awards (i) that were properly authorized and granted prior to effectiveness of the Merger pursuant to and in accordance with the terms of the Equity Plans or (ii) that are properly authorized and granted after the date hereof by the Compensation Committee of the board of directors of the Company pursuant to and in accordance with the terms of the 2014 Equity Plan, and each issuance of the Shares will be in accordance with the terms of the applicable option or award.

(d)                                 At the time of issuance of any of the Shares, the Company will be in good standing under the laws of the State of Maryland.

We have relied as to certain factual matters on information obtained from public officials and officers of the Company.  In giving our opinion set forth in numbered opinion paragraph 1 above, our opinion is based solely on a certificate issued by the SDAT on July 30, 2018, to the effect that, among other things, the Company is duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing.

Our opinions expressed herein are limited to the laws of the State of Maryland, except that we express no opinion with respect to the blue sky or other securities laws or regulations of the State of Maryland.  We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the State of Maryland.  The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal